Exhibit 5.1
John T. McKenna
(650) 843-5059
jmckenna@cooley.com
February 10, 2023
AppHarvest, Inc.
500 Appalachian Way
Morehead, KY 40351
Ladies and Gentlemen:
You have requested our opinion, as counsel to AppHarvest, Inc., a Delaware public benefit corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 46,000,000 shares (the “Shares”) of its common stock, par value $0.0001 per share, including up to 6,000,000 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-266502) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 9, 2023, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s certificate of incorporation and bylaws, as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com

AppHarvest, Inc.
February 10, 2023
Page Two

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: (650) 843-5000 f: (650) 849-7400 cooley.com